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EXHIBIT 4.3

                  CAVALCADE OF SPORTS MEDIA, INC.

    Certificate of Designation, Powers, Preferences and Rights
                              of the
  ChangeBridge Acquisition Series of Convertible Preferred Stock

           Par Value and Stated Capital $.001 Per Share
                 Liquidation Value $.001 Per Share
                       ____________________
                Pursuant to Section 78.1955 of the
              Corporation Law of the State of Nevada
                       ____________________


     The undersigned, President of CAVALCADE OF SPORTS MEDIA, INC., a Nevada Corporation (hereinafter called the "Company") does hereby certify as required by NRS 78.1955 that the following resolution has been duly adopted by the Board of Directors of the
Company:

     RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Certificate of Incorporation, as amended (hereinafter the "Certificate of Incorporation") of the Company, there hereby is created, out of the 10,000,000 shares of preferred stock of the Company authorized in Article III of its Certificate of Incorporation as amended (the "Preferred Stock"), a series of 100,000 shares, which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions (in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Incorporation of the Company which are applicable to the Preferred Stock):


      1.   DESIGNATION.
      The designation of the said series of the Preferred Stock shall be the "The ChangeBridge Acquisition Series of Convertible Preferred Stock" (the "ChangeBridge Acquisition Series"). This series shall be of equal rank to the Company's Global Golf


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Acquisition Series, Global Golf Funding Series, Global
Golf-Rivercrest Series, and ChangeBridge Funding Series.


      2.   NUMBER OF SHARES; PAR VALUE.
      The number of shares of the ChangeBridge Acquisition Series shall be limited to 100,000. The shares of the ChangeBridge
Acquisition Series shall be issued as full shares and shall have a par value of one-tenth of a cent ($.001) per share and a stated capital of one-tenth of a cent ($.001) per share.


      3.   DIVIDENDS.
      (a) The holders of the ChangeBridge Acquisition Series shall be entitled to receive, out of any funds of ChangeBridge Television, Inc., (a wholly-owned subsidiary of the Company) at the time legally available for the declaration of dividends, a dividend equivalent to that declared and/or paid with respect to the shares of the Common Stock of ChangeBridge Television, Inc., except that each share of the ChangeBridge Acquisition Series shall receive one one hundredth (1/100) times the dividend payable with respect to each share of the Common Stock of ChangeBridge Television, Inc. There shall be no duty imposed on ChangeBridge Television, Inc. to declare any dividend, regardless of the funds legally available for the declaration of a dividend; it being the intent that the shares of the ChangeBridge Acquisition Series be entitled to a dividend only if a dividend is declared with respect to the Common Stock of ChangeBridge Television, Inc.

     (b) Unless specifically declared as payable to the holders of the ChangeBridge Acquisition Series, the holders of the ChangeBridge Acquisition Series shall not be entitled to receive any dividend otherwise declared payable out of the funds of the Company at the time legally available for the declaration of


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dividends; the payment of required dividends being limited to those circumstances where ChangeBridge Television, Inc. declares a dividend on its Common Stock.


      4.   LIQUIDATION.
      In the event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, where the holders of shares of the ChangeBridge Acquisition Series do not elect to convert to shares of the Common Stock of the Company as provided below, the holders of shares of ChangeBridge Acquisition Series shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus of any nature, the sum of one-tenth of a cent ($.001) per share, and, in addition to such amount, a further amount equal to the dividends declared but unpaid and accumulated thereon, to the date of such distribution, and no more, before any payment shall be made or any assets distributed to the holders of shares of Common Stock. If upon such liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets distributed among the holders of all classes of the ChangeBridge Acquisition Series shall be insufficient to permit the payment to such shareholders of the full preferential amounts, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of the ChangeBridge Acquisition Series.


     7.   VOTING.
     (a) The ChangeBridge Acquisition Series shall have voting rights. For voting purposes, such series shall be considered part of the Common Stock and shall vote with the Common Stock, rather than as a separate series of preferred stock. Each share of the ChangeBridge Acquisition Series shall have one vote per share.


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     (b)  The ChangeBridge Acquisition Series shall have the
right, exercisable from time to time and at any time that the number of directors of ChangeBridge Television, Inc. may be increased, to elect a majority of the Board of Directors of ChangeBridge Television, Inc.


     8.   CONVERSION.
     (a) In the event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, at the option of the respective holders of the ChangeBridge Acquisition Series, the provisions of subsection (b) following shall become applicable, notwithstanding that it is prior to December 31, 2005.

     (b) The shares of the ChangeBridge Acquisition Series shall automatically be converted into fully paid and nonassessable shares of the Common Stock of the Company, upon the following terms and conditions:


     (i) The Company's auditors shall break-out the financial statements for ChangeBridge Television, Inc. from the audited financial statements of the Company for the fiscal years ended December 31, 2002, 2003, 2004 and 2005 (but need not give an opinion thereon). Copies of such separate financial statements shall be furnished to the executives of ChangeBridge Television, Inc. and to the holders of the ChangeBridge Acquisition Series. Upon receipt from the auditors of the separate financial statements for the fiscal year ended December 31, 2005, the net income of ChangeBridge Television, Inc. shall be determined, after deduction of federal, state and local income taxes. Such after-tax net income shall be multiplied by the same price earnings multiple


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     ("P/E Multiple") given by the market for the Company.  The result of multiplying the after-tax net income by the P/E Multiple shall be divided by the average of the Closing bid and asked prices for the twenty (20) sequential trading days prior to and including the date of the calculation, which shall be deemed to be the date of the auditor's report on the Company's audited financial statements for the fiscal year ended December 31, 2005. The result shall be the number of shares of Common Stock of the Company into which the total number of both (1) the ChangeBridge Acquisition
      Series and (2) the ChangeBridge Funding Series of Convertible Preferred Stock (being contemporaneously designated) shall be converted, adding the number of then issued and outstanding shares of both series and converting pro rata.

     (ii) The holder of any of the shares of the ChangeBridge Acquisition Series to be converted shall surrender the certificate or certificates therefor to any transfer agent of the Company for the shares of the Company, duly endorsed in blank for transfer with the signature Medallion guaranteed. As soon as practicable after the surrender of such certificate(s), the Company shall cause to be issued and delivered, at the office of such transfer agent, to or on the order of the holder of the certificate(s) thus surrendered, a certificate or certificates for the number of full shares of Common Stock of the Company issuable hereunder upon the conversion of such shares of the ChangeBridge Acquisition Series. Such conversion shall be deemed to have been effected on the date on which the certificates for such shares of the ChangeBridge Acquisition Series have been surrendered and the person in whose name any certificate or certificates for Common Stock are issuable upon conversion shall be deemed to


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     have become on such date the holder of record of the shares represented thereby.

     (iii) Earned and declared but unpaid and accrued or accumulated dividends on the ChangeBridge Acquisition Series shall be convertible in the same manner and on the same terms; i.e., by dividing the total of such dividends by the price per share determined under the formula above.

     (iv) In case of the voluntary dissolution, liquidation, or winding up of the Company, all conversion rights of the holders of shares of ChangeBridge Acquisition Series shall terminate on a date fixed by the Board of Directors, but not more than thirty (30) days prior to the record date for determining the holders of the Common Shares entitled to receive any distribution upon such dissolution, liquidation or winding up. The Company shall cause notice of the proposed action, and of the date of termination of conversion rights, to be mailed to the holders of record of shares of the ChangeBridge Acquisition Series not later than thirty (30) days prior to the date of such termination, and shall promptly give similar notice to each transfer agent for such Preferred Stock and for the Common Stock.


     (v) No fractional share of ChangeBridge Television, Inc.'s Common Stock shall be issued upon conversion of any share of the ChangeBridge Acquisition Series. The number of shares of the Company's Common Stock to be issued shall be rounded up to the nearest whole number of shares.

     (vi) As long as any of the shares of the ChangeBridge
      Acquisition Series remain outstanding, the Company shall take all steps necessary to reserve and keep available a number


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     of the authorized but unissued shares of the Common Stock of the Company sufficient for issuance upon conversion of all such outstanding shares of the ChangeBridge Acquisition
     Series.

     (vii) All certificates for the shares of the ChangeBridge Acquisition Series surrendered for conversion as provided herein shall be canceled and retired, and no further shares of the ChangeBridge Acquisition Series shall be issued in lieu thereof. (ix) All shares of the Company's Common Stock issued upon the conversion of the shares of the ChangeBridge Acquisition Series shall be validly issued and outstanding, and fully paid and nonassessable.


     9.   NO PREEMPTIVE RIGHTS.
     No holder of any shares of the ChangeBridge Acquisition Series, as such, shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of shares of any class or series, junior or senior thereto, or securities convertible into, exchangeable for, or exercisable for the purchase of, shares of any class or series, junior or senior, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.


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     IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned President and attested to by its Secretary this 12th day of June, 2002.

                                   CAVALCADE OF SPORTS MEDIA, INC.
ATTEST:
[Corporate Seal]
                                By:___________________________
                                   Edward Litwak, President

___________________
Acting Secretary



STATE OF NEW YORK   :
                    :ss
COUNTY OF NEW YORK  :

                           ACKNOWLEDGMENT

     Personally appeared before me, a notary public in and for said County and State, Edward E. Litwak, known to me or duly proved to me, who stated that he was the President of Cavalcade of Sports Media, Inc., a Nevada corporation, and he acknowledged that he had executed the Certificate of Designation on behalf of such corporation for the purposes stated therein.


                                  ________________________________


My Commission Expires:





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